                                  EXHIBIT 5.1

                  OPINION OF JACKSON TUFTS COLE & BLACK, LLP


                               December 16, 1996


OXIS International, Inc.
6040 N. Cutter Circle
Suite 317
Portland, Oregon  97217-3935

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by OXIS International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 5,701,225 shares of Common Stock, par value $.50 per share, of the Company (the "Common Stock"), it is our opinion that with respect to (i) the shares of Common Stock to be offered and sold pursuant to the Registration Statement which are issued and outstanding on the date hereof, such shares of Common Stock are legally issued, fully paid and nonassessable and (ii) the shares of Common Stock to be offered and sold pursuant to the Registration Statement which are issuable pursuant to the terms of Series E Preferred Stock, secured convertible term notes or warrants, such shares of Common Stock, when issued and sold in accordance with the applicable Series E Preferred Stock, secured convertible term notes or warrants, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              Jackson Tufts Cole & Black, LLP

                                     -40-